Exhibit 99.1
Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-644-3062
Graphic Packaging Holding Company Reports Fourth Quarter and Full Year 2010 Results
Financial Highlights
•	Q4 Adjusted Earnings per Share were $0.06 versus $0.03 in the prior year period.

•	Q4 Net Sales increased 3.4% versus the prior year period.

•	Q4 Adjusted EBITDA was $132.7 million versus $123.7 million in the prior year period.

•	Q4 Net Debt declined by $119.0 million, resulting in full year 2010 Net Debt reduction of $210.0 million.
MARIETTA, GA, February 24, 2011. Graphic Packaging Holding Company (NYSE: GPK), a leading provider of packaging solutions to food, beverage and other consumer products companies, today reported Net Income for fourth quarter 2010 of $19.6 million, or $0.06 per share based upon 348.8 million weighted average diluted shares. This compares to fourth quarter 2009 Net Income of $31.8 million, or $0.09 per share based upon 346.5 million weighted average diluted shares.
Adjusted Net Income for the quarter, which excludes a $1.0 million Loss on Modification or Extinguishment of Debt, was $20.6 million, or $0.06 per diluted share. This compares to fourth quarter 2009 Adjusted Net Income of $8.6 million, or $0.03 per diluted share. Fourth quarter 2009 Adjusted Net Income excluded Alternative Fuel Tax Credits Net of Expenses, Asset Impairment and Shutdown Charges and Charges Associated with the Combination with Altivity.
For the full year 2010, Net Income was $10.7 million, or $0.03 per diluted share, based on 347.4 million weighted average diluted shares. This compares to 2009 Net Income of $56.4 million or

$0.16 per diluted share, based on 344.6 million weighted average diluted shares. Excluding $55.1 million of Charges Associated with the Combination with Altivity and an $8.4 million Loss on Modification or Extinguishment of Debt, full year 2010 Adjusted Net Income was $74.2 million, or $0.22 per diluted share. This compares to 2009 Adjusted Net Income of $10.4 million, or $0.03 per diluted share.
“We delivered a solid fourth quarter as both higher volumes and favorable pricing contributed to a healthy increase in the top line,” said CEO David Scheible. “Although end-consumer demand remained soft for food and beverage items, we produced and sold more tons than a year ago. At the same time, we continued to realize the benefit of higher pricing from contractual inflation recovery and on the open market.”
“I’m pleased with the progress we made in 2010 toward deleveraging our balance sheet and improving our margins and credit profile. Our continued focus on operating performance, cost reduction initiatives and working capital management helped deliver $210 million in Net Debt reduction. As a result, our Net Leverage Ratio declined to 4.3 times Adjusted EBITDA from 4.8 times a year ago. Going forward, we remain fully committed to further deleveraging, thereby adding value for our shareholders.”
Net Sales
Net sales increased 3.4% to $1,011.6 million during fourth quarter 2010, compared to fourth quarter 2009 net sales of $978.6 million. The $33 million increase resulted from $22.8 million of increased pricing, $8.4 million of favorable volume/mix and $1.8 million of favorable exchange rates. Full year 2010 net sales were $4,095.0 million, essentially flat to full year 2009 net sales of $4,095.8 million.

On a segment basis, Paperboard Packaging sales, which comprised 83.4% of total fourth quarter net sales, increased 3.2% compared to the fourth quarter of 2009. The increase reflected strong inflationary price recovery, higher open market board pricing and increased volumes.
Beginning with the fourth quarter of 2010, the Company will be reporting results for its Flexible Packaging Segment. This newly named segment combines the former Multi-wall Bag Segment and the Specialty Packaging Segment. Sales in the Flexible Packaging segment increased 4.3% compared to the fourth quarter of 2009. The increase was primarily the result of inflationary price recovery.
Attached is supplemental data showing quarterly 2010 net sales and net tons sold by each of the Company’s business segments: Paperboard Packaging and Flexible Packaging.
EBITDA
EBITDA for fourth quarter 2010 was $131.7 million. Excluding $1.0 million for Loss on Modification or Extinguishment of Debt, Adjusted EBITDA was $132.7 million. This compares to fourth quarter 2009 EBITDA of $146.9 million and Adjusted EBITDA of $123.7 million. Full year 2010 EBITDA was $510.4 million. Excluding $55.1 million of Asset Impairment and Shutdown Charges and an $8.4 million Loss on Early Extinguishment of Debt, full year 2010 Adjusted EBITDA was $573.9 million compared to full year 2009 Adjusted EBITDA of $556.4 million.
When comparing against the prior year quarter, Adjusted EBITDA in the fourth quarter of 2010 was positively impacted by $22.8 million of favorable pricing and $19.3 million of improved operating performance and cost reduction initiatives. These were partially offset by $31.8 million of input cost inflation.

Other Results
At the end of 2010, the Company’s total debt was $2,579.1 million, or $221.1 million lower than debt of $2,800.2 million at the end of 2009. Taking cash and cash equivalents into account, total Net Debt at the end of 2010 was $2,440.4 million. This represents a reduction of $210.0 million in net debt during 2010. The Company’s Net Leverage Ratio decreased to 4.25 times Adjusted EBITDA at the end of 2010 from 4.76 times at the end of 2009. Including cash and cash equivalents, at December 31, 2010, the Company had available liquidity of approximately $502.3 million including the undrawn availability under its $400 million revolving credit facility.
The Company generated $169.1 million of Net Cash Provided by Operating Activities in the fourth quarter of 2010. This compares to $143.4 million in the fourth quarter 2009, when excluding cash received from the Alternative Fuel Tax Credit. Net Cash Provided by Operating Activities was $338.1 million in 2010 compared to $368.7 million in 2009, when excluding 2009 Alternative Fuel Tax Credits.
Net interest expense was $40.5 million for fourth quarter 2010 compared to $38.4 million in fourth quarter 2009. Fourth quarter 2009 net interest expense included a $13.8 million credit related to an interest rate swap assumed from Altivity. Full year 2010 net interest expense was $174.5 million compared to $196.4 million in 2009. The decrease was due to both lower debt balances and lower interest rates.
Fourth quarter 2010 Income Tax Benefit was $2.3 million, primarily due to a credit of $9.8 million for the Company’s noncash expense associated with the amortization of goodwill for tax purposes. This compares to a fourth quarter 2009 Income Tax Benefit of $5.6 million. Full year 2010 Income Tax Expense was $27.5 million and was also predominately attributable to the tax amortization of goodwill. This compares to full year 2009 Income Tax Expense of $24.1 million. The Company has a $1.3 billion net operating loss carry-forward which may be available to offset future taxable income in the United States.

Capital expenditures for fourth quarter 2010 were $48.9 million compared to $33.6 million in the fourth quarter of 2009. As expected, the timing of 2010 capital expenditures was weighted to the latter part of the year. For full year 2010, capital expenditures were $122.8 million compared to $129.9 million in 2009.
Under the terms of its Credit Agreement, the Company must comply with a maximum consolidated secured leverage ratio. As of December 31, 2010, the Company’s ratio was 2.73 to 1.00, in compliance with the required maximum ratio of 4.75 to 1.00. The calculation of this ratio along with a tabular reconciliation of EBITDA, Adjusted EBITDA, Credit Agreement EBITDA, Adjusted Net Income, Net Leverage Ratio and Net Cash Provided by Operating Activities excluding Alternative Fuel Tax Credits are attached to this release.
Earnings Call
The Company will host a conference call at 8:30 am eastern time today (February 24, 2011) to discuss the results of the fourth quarter and full year 2010. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID#36255313). Listeners may also access the audio webcast, along with a slide presentation, at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call can be accessed for one week by dialing 800-642-1687.
Forward Looking Statements
Any statements of the Company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, debt prepayments to deleverage the Company, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risks and uncertainties include, but are not limited to, the Company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, cutbacks in consumer spending that could affect demand for the Company’s products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, volatility in the credit and securities markets and the impact of regulatory and litigation matters, including the continued availability of the Company’s net operating loss offset to taxable income, and those that impact the Company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.
About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The Company is one of the largest producers of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company’s web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2010	2009	2010	2009

Net Sales	$1,011.6	$978.6	$4,095.0	$4,095.8
Cost of Sales	868.1	864.8	3,501.8	3,567.2
Selling, General and Administrative	83.7	75.2	320.4	314.6
Other Expense (Income), Net	1.2	(2.3)	(1.8)	(15.6)
Restructuring and Other Special (Credits) Charges	—	(23.2)	55.1	(53.1)

Income from Operations	58.6	64.1	219.5	282.7

Interest Expense, Net	(40.5)	(38.4)	(174.5)	(196.4)
Loss on Modification or Extinguishment of Debt	(1.0)	—	(8.4)	(7.1)

Income before Income Taxes and Equity Income of Unconsolidated Entities	17.1	25.7	36.6	79.2

Income Tax Benefit (Expense)	2.3	5.6	(27.5)	(24.1)

Income before Equity Income of Unconsolidated Entities	19.4	31.3	9.1	55.1

Equity Income of Unconsolidated Entities	0.2	0.5	1.6	1.3

Net Income	$19.6	$31.8	$10.7	$56.4

Income Per Share — Basic	$0.06	$0.09	$0.03	$0.16
Income Per Share — Diluted	$0.06	$0.09	$0.03	$0.16

Weighted Average Number of Shares Outstanding — Basic	344.1	343.4	343.8	343.1
Weighted Average Number of Shares Outstanding — Diluted	348.8	346.5	347.4	344.6

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
In millions, except share and per share amounts	2010	2009

ASSETS
Current Assets:
Cash and Cash Equivalents	$138.7	$149.8
Receivables, Net	382.2	382.3
Inventories, Net	417.3	436.5
Other Current Assets	75.4	52.7

Total Current Assets	1,013.6	1,021.3

Property, Plant and Equipment, Net	1,641.5	1,797.4
Goodwill	1,205.2	1,204.6
Intangible Assets, Net	576.6	620.0
Other Assets	47.7	58.5

Total Assets	$4,484.6	$4,701.8

LIABILITIES
Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$26.0	$17.6
Accounts Payable	361.5	361.8
Interest Payable	28.4	42.7
Other Accrued Liabilities	179.8	212.4

Total Current Liabilities	595.7	634.5

Long-Term Debt	2,553.1	2,782.6
Deferred Income Tax Liabilities	241.1	226.9
Other Noncurrent Liabilities	347.7	329.0

Total Liabilities	3,737.6	3,973.0

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 343,698,778 and 343,245,250 shares issued and outstanding at December 31, 2010 and 2009, respectively	3.4	3.4
Capital in Excess of Par Value	1,965.2	1,958.2
Accumulated Deficit	(1,008.3)	(1,019.0)
Accumulated Other Comprehensive Loss	(213.3)	(213.8)

Total Shareholders’ Equity	747.0	728.8

Total Liabilities and Shareholders’ Equity	$4,484.6	$4,701.8

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	December 31,
In millions	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$10.7	$56.4
Noncash Items Included in Net Income:
Depreciation and Amortization	288.7	305.4
Deferred Income Taxes	21.6	19.6
Amount of Postretirement Expense (Less) Greater Than Funding	(18.2)	4.7
Other, Net	32.0	19.3
Changes in Operating Assets & Liabilities	3.3	98.1

Net Cash Provided by Operating Activities	338.1	503.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(122.8)	(129.9)
Proceeds from Sale of Assets, Net of Selling Costs	—	9.8
Other, Net	0.1	(4.6)

Net Cash Used in Investing Activities	(122.7)	(124.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance or Modification of Debt	30.6	423.8
Payments on Debt	(246.4)	(664.5)
Borrowings under Revolving Credit Facilities	138.8	166.2
Payments on Revolving Credit Facilities	(139.7)	(308.6)
Redemption and Early Tender Premiums and Debt Issuance Costs	(10.9)	(16.1)
Other, Net	0.2	—

Net Cash Used in Financing Activities	(227.4)	(399.2)

Effect of Exchange Rate Changes on Cash	0.9	0.1

Net Decrease in Cash and Cash Equivalents	(11.1)	(20.3)

Cash and Cash Equivalents at Beginning of Period	149.8	170.1

Cash and Cash Equivalents at End of Period	$138.7	$149.8

Reconciliation of Non-GAAP Financial Measures
The tables below set forth the calculation of the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, Net Leverage Ratio and Net Cash Provided by Operating Activities excluding Alternative Fuel Tax Credits. Adjusted EBITDA and Adjusted Net Income exclude charges associated with the Company’s combination with Altivity Packaging, LLC and other Restructuring and Other Special (Credits) Charges. The Company’s management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income, Net Leverage Ratio and Net Cash Provided by Operating Activities excluding Alternative Fuel Tax Credits provides useful information to investors because these measures are regularly used by management in assessing the Company’s performance. EBITDA, Adjusted EBITDA, Adjusted Net Income, Net Leverage Ratio and Net Cash Provided by Operating Activities excluding Alternative Fuel Tax Credits are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.
EBITDA, Adjusted EBITDA, Adjusted Net Income, Net Leverage Ratio and Net Cash Provided by Operating Activities excluding Alternative Fuel Tax Credits should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income, Net Leverage Ratio and Net Cash Provided by Operating Activities excluding Alternative Fuel Tax Credits may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions	2010	2009	2010	2009

Net Income	$19.6	$31.8	$10.7	$56.4
Add (Subtract):
Income Tax (Benefit) Expense	(2.3)	(5.6)	27.5	24.1
Equity Income of Unconsolidated Entities	(0.2)	(0.5)	(1.6)	(1.3)
Interest Expense, Net	40.5	38.4	174.5	196.4
Depreciation and Amortization	74.1	82.8	299.3	326.8

EBITDA	131.7	146.9	510.4	602.4
Charges Associated with Combination with Altivity	—	10.1	55.1	71.7
Asset Impairment and Shutdown Charges	—	10.7	—	13.0
Loss on Modification or Extinguishment of Debt	1.0	—	8.4	7.1
Alternative Fuel Tax Credits Net of Expenses	—	(44.0)	—	(137.8)

Adjusted EBITDA	$132.7	$123.7	$573.9	$556.4

Net Income	$19.6	$31.8	$10.7	$56.4
Charges Associated with Combination with Altivity	—	10.1	55.1	71.7
Asset Impairment and Shutdown Charges	—	10.7	—	13.0
Loss on Modification or Extinguishment of Debt	1.0	—	8.4	7.1
Alternative Fuel Tax Credits Net of Expenses	—	(44.0)	—	(137.8)

Adjusted Net Income	$20.6	$8.6	$74.2	$10.4

Per Share — Basic and Diluted
Net Income	$0.06	$0.09	$0.03	$0.16
Charges Associated with Combination with Altivity	—	0.03	0.16	0.21
Asset Impairment and Shutdown Charges	—	0.03	—	0.04
Loss on Modification or Extinguishment of Debt	0.00	—	0.02	0.02
Alternative Fuel Tax Credits Net of Expenses	—	(0.13)	—	(0.40)

Adjusted Net Income*	$0.06	$0.03	$0.22	$0.03

*	May not foot due to rounding

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	December 31,	December 31,	September 30,
In millions	2010	2009	2010

Net Income	$10.7	$56.4	$22.9
Add (Subtract):
Income Tax Expense	27.5	24.1	24.2
Equity Income of Unconsolidated Entities	(1.6)	(1.3)	(1.9)
Interest Expense, Net	174.5	196.4	172.4
Depreciation and Amortization	299.3	326.8	308.0

EBITDA	510.4	602.4	525.6
Charges Associated with Combination with Altivity	55.1	71.7	65.2
Asset Impairment and Shutdown Charges	—	13.0	10.7
Loss on Modification or Extinguishment of Debt	8.4	7.1	7.4
Alternative Fuel Tax Credits Net of Expenses	—	(137.8)	(44.0)

Adjusted EBITDA	$573.9	$556.4	$564.9

	December 31,	December 31,	September 30,
Calculation of Net Debt:	2010	2009	2010

Short-Term Debt and Current Portion of Long-Term Debt	$26.0	$17.6	$28.8
Long-Term Debt	2,553.1	2,782.6	2,696.9
Less:
Cash and Cash Equivalents	(138.7)	(149.8)	(166.3)

Total Net Debt	$2,440.4	$2,650.4	$2,559.4

Net Leverage Ratio (Net Debt/Adjusted EBITDA)	4.25	4.76	4.53

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	December 31,
In millions	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$10.7	$56.4
Noncash Items Included in Net Income:
Depreciation and Amortization	288.7	305.4
Deferred Income Taxes	21.6	19.6
Amount of Postretirement Expense (Less) Greater Than Funding	(18.2)	4.7
Other, Net	32.0	19.3
Changes in Operating Assets & Liabilities	3.3	98.1

Net Cash Provided by Operating Activities	338.1	503.5

Less: Cash Receipts Related to Alternative Fuel Tax Credits	—	134.8

Net Cash Provided by Operating Activities excluding Alternative Fuel Tax Credits	$338.1	$368.7

	Nine Months Ended
	September 30,
In millions	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(8.9)	$24.6
Noncash Items Included in Net (Loss) Income:
Depreciation and Amortization	218.0	228.0
Deferred Income Taxes	24.4	27.9
Amount of Postretirement Expense (Less) Greater Than Funding	(14.8)	13.1
Other, Net	26.2	18.1
Changes in Operating Assets & Liabilities	(75.9)	10.8

Net Cash Provided by Operating Activities	169.0	322.5

Less: Cash Receipts Related to Alternative Fuel Tax Credits	—	97.2

Net Cash Provided by Operating Activities excluding Alternative Fuel Tax Credits	$169.0	$225.3

	Three Months Ended
	December 31,
In millions	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$19.6	$31.8
Noncash Items Included in Net Income :
Depreciation and Amortization	70.7	77.4
Deferred Income Taxes	(2.8)	(8.3)
Amount of Postretirement Expense Less Than Funding	(3.4)	(8.4)
Other, Net	5.8	1.2
Changes in Operating Assets & Liabilities	79.2	87.3

Net Cash Provided by Operating Activities	169.1	181.0

Less: Cash Receipts Related to Alternative Fuel Tax Credits	—	37.6

Net Cash Provided by Operating Activities excluding Alternative Fuel Tax Credits	$169.1	$143.4

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)
The Credit Agreement dated May 16, 2007, as amended (“the Credit Agreement”) and the indentures governing the Company’s 9.5% Senior Subordinated Notes due 2013, 9.5% Senior Notes due 2017 and 7.875% Senior Notes due 2018 (“the Notes”) limit the Company’s ability to incur additional indebtedness. Additional covenants contained in the Credit Agreement, among other things, restrict the ability of the Company to dispose of assets, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indentures under which the Notes are issued, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, and engage in certain transactions with affiliates. Such restrictions, together with the highly leveraged nature of the Company and disruptions in the credit markets, could limit the Company’s ability to respond to changing market conditions, fund its capital spending program, provide for unexpected capital investments or take advantage of business opportunities.
Under the terms of the Credit Agreement, the Company must comply with a maximum consolidated secured leverage ratio, which is defined as the ratio of: (a) total long-term and short-term indebtedness of the Company and its consolidated subsidiaries as determined in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), plus the aggregate cash proceeds received by the Company and its subsidiaries from any receivables or other securitization but excluding therefrom (i) all unsecured indebtedness, (ii) all subordinated indebtedness permitted to be incurred under the Credit Agreement, and (iii) all secured indebtedness of foreign subsidiaries to (b) Adjusted EBITDA, which we refer to as Credit Agreement EBITDA(1). Pursuant to this financial covenant, the Company must maintain a maximum consolidated secured leverage ratio of less than the following:

Maximum Consolidated
Secured Leverage Ratio(1)
October 1, 2009 and thereafter	4.75 to 1.00
Note:

(1)	Credit Agreement EBITDA is defined in the Credit Agreement as consolidated net income before consolidated net interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, any income or loss accounted for by the equity method of accounting, and projected run rate cost savings, prior to or within a twelve month period.
At December 31, 2010, the Company was in compliance with the financial covenant in the Credit Agreement and the ratio was as follows:
     Consolidated Secured Leverage Ratio — 2.73 to 1.00
The Company’s management believes that presentation of the consolidated secured leverage ratio and Credit Agreement EBITDA herein provides useful information to investors because borrowings under the Credit Agreement are a key source of the Company’s liquidity, and the Company’s ability to borrow under the Credit Agreement is dependent on, among other things, its compliance with the financial ratio covenant. Any failure by the Company to comply with this financial covenant could result in an event of default, absent a waiver or amendment from the lenders under such agreement, in which case the lenders may be entitled to declare all amounts owed to be due and payable immediately.
Credit Agreement EBITDA is a financial measure not calculated in accordance with U.S. GAAP, and is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Credit Agreement EBITDA should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for or superior to U.S. GAAP results. In addition, Credit Agreement EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies because other companies may not calculate Credit Agreement EBITDA in the same manner as the Company does.

The calculations of the components of the maximum consolidated secured leverage ratio for and as of the period ended December 31, 2010 are listed below:

Twelve Months Ended
In millions	December 31, 2010

Net Income	$10.7
Income Tax Expense	27.5
Interest Expense, Net	174.5
Depreciation and Amortization	288.7
Dividends Received, Net of Earnings of Equity Affiliates	(0.4)
Other Non-Cash Charges	39.1
Merger Related Expenses	55.1
Losses Associated with Sale/Write-Down of Assets	4.9
Other Non-Recurring/Extraordinary/Unusual Items	8.4
Projected Run Rate Cost Savings (a)	60.9

Credit Agreement EBITDA	$669.4

As of
In millions	December 31, 2010

Short-Term Debt	$26.0
Long-Term Debt	2,553.1

Total Debt	$2,579.1
Less Adjustments(b)	751.4

Consolidated Secured Indebtedness	$1,827.7

Note:

(a)	As defined by the Credit Agreement, this represents projected cost savings expected by the Company to be realized as a result of specific actions taken or expected to be taken prior to or within twelve months of the period in which Credit Agreement EBITDA is to be calculated, net of the amount of actual benefits realized or expected to be realized from such actions.

The terms of the Credit Agreement limit the amount of projected run rate cost savings that may be used in calculating Credit Agreement EBITDA by stipulating that such amount may not exceed the lesser of (i) ten percent of EBITDA as defined in the Credit Agreement for the last twelve-month period (before giving effect to projected run rate cost savings) or (ii) $100 million. As a result, in calculating Credit Agreement EBITDA above, the Company used projected run rate cost savings of $60.9 million, or ten percent of EBITDA, as calculated in accordance with the Credit Agreement, which amount is lower than total projected cost savings identified by the Company, net of actual benefits realized for the twelve month period ended December 31, 2010. Projected run rate cost savings were calculated by the Company solely for its use in calculating Credit Agreement EBITDA for purposes of determining compliance with the maximum consolidated secured leverage ratio contained in the Credit Agreement and should not be used for any other purpose.

(b)	Represents consolidated indebtedness/securitization that is either (i) unsecured, or (ii) Permitted Subordinated Indebtedness as defined in the Credit Agreement, or secured indebtedness permitted to be incurred by the Company’s foreign subsidiaries per the Credit Agreement.
If inflationary pressures on key inputs resume, or depressed selling prices, lower sales volumes, increased operating costs or other factors have a negative impact on the Company’s ability to increase its profitability, the Company may not be able to maintain its compliance with the financial covenant in its Credit Agreement. The Company’s ability to comply in future periods with the financial covenant in the Credit Agreement will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond the Company’s control, and will be substantially dependent on the selling prices for the Company’s products, raw material and energy costs, and the Company’s ability to successfully implement its overall business strategies and meet its profitability objective. If a violation of the financial covenant or any of the other covenants occurred, the Company would attempt to obtain a waiver or an amendment from its lenders, although no assurance can be given that the Company would be successful in this regard. The Credit Agreement and the indentures governing the Notes have certain cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions. If an event of default occurs, the lenders are entitled to declare all amounts owed to be due and payable immediately. The Credit Agreement is collateralized by substantially all of the Company’s domestic assets.

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,

2010
Net Tons Sold (000’s):
Paperboard Packaging	627.6	655.1	646.0	621.6
Flexible Packaging	68.5	66.9	68.2	61.8

Total	696.1	722.0	714.2	683.4

Net Sales ($ Millions):
Paperboard Packaging	$834.6	$867.8	$873.3	$843.7
Flexible Packaging	169.5	168.7	169.5	167.9

Total	$1,004.1	$1,036.5	$1,042.8	$1,011.6

2009
Net Tons Sold (000’s):
Paperboard Packaging	617.1	648.3	655.9	614.8
Flexible Packaging	65.5	64.8	69.4	65.2

Total	682.6	713.1	725.3	680.0

Net Sales ($ Millions):
Paperboard Packaging	$840.4	$879.3	$886.2	$817.6
Flexible Packaging	178.8	164.5	168.0	161.0

Total	$1,019.2	$1,043.8	$1,054.2	$978.6